EXHIBIT 99.1

HealthWarehouse.com Reports 27.9% Quarterly Sales Growth Year over Year
Gross Margin Increases to 67% While Net Loss Narrows by 78.2%

(CINCINNATI, OH, August 12, 2015) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, today announced financial results for the quarter ended June 30, 2015.

For the quarter ended June 30, 2015, net sales improved to $1,870,840 up 27.9% from the quarter ended June 30, 2014.  Gross margin increased to 67% from 60% while net loss narrowed by 78.2% to ($79,681) for the quarter ended June 30, 2015 from ($365,042) for the quarter ended June 30, 2014.

For the quarter ended June 30, 2015, HEWA reported adjusted EBITDAS of $109,610, vs. adjusted EBITDAS of ($96,063) for the quarter ended June 30, 2014, an improvement of 214.1%.  The Company believes that adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.

“Our renewed focus to serve online consumers who pay out of pocket for their prescriptions is showing further gains financially with core online prescription and over-the-counter (OTC) revenue growth, positive operating income and significantly reduced net losses. Moreover, evidence that we are providing a valuable service is shared daily in our customer reviews,” said Mr. Lalit Dhadphale, President & CEO of HealthWarehouse.com.

A customer recently shared the following review, “These guys are awesome! I've been dealing with HealthWarehouse.com for a good many years and have never been anything but satisfied. I take quite a bit of medication and their prices for generic have been even lower than my copay with my insurance when I had been working. Now that I'm on Medicare I have a Part D plan for medication. Some generic drugs I take aren't even covered by the plan. So, I get them through HealthWarehouse.com. Reasonable prices, quick delivery, exceptional customer service. The guys are awesome!”

2nd Quarter 2015 Highlights:

●     Net Sales:  Increased by $408,386 or 27.9% compared to the 2nd Quarter of 2014, due to increases in all business segments.

●     Gross Profit: Increased by $380,889 or 43.7% compared to the 2nd Quarter of 2014 due to the sales growth and increasing margins to 67% from 60%.

●     Net Loss:  Improved by $285,361 or 78.1% compared to the 2nd Quarter of 2014 as a result of the increased net sales and reduced operating expenses as detailed above.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its condensed consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. The following provides a reconciliation of net loss to Adjusted EBITDAS:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net loss	$(79,681)	$(365,042)	$(280,469)	$(670,683)
Non-GAAP adjustments:
Interest expense	45,205	85,617	119,957	159,153
Depreciation and amortization	46,313	42,266	91,974	83,887
Gain on settlement of accounts payable	(21,790)	-	(87,969)	-
Imputed value of contributed services	-	29,167	-	116,667
Stock-based compensation	119,563	105,500	198,568	268,263
Change in fair value of collateral securing
employee advances	-	6,429	2,143	4,715

Adjusted EBITDAS	$109,610	$(96,063)	$44,205	$(37,998)

Contact:

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com, (859) 444-7341